UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Zeleny, Dennis
   D-9000
   1007 Market Street
   Wilmington, DE  19898
2. Issuer Name and Ticker or Trading Symbol
   E. I. du Pont de Nemours and Company
   DD
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   07/31/2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President - Global Human Resources
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Restricted DuPont Comm|N/A     |7/16/|A   |V|10,000     |A  |N/A  |N/A  |Common Stock|10,000 |N/A    |10,000      |D  |            |
on Stock Units (1)    |        |01   |    | |           |   |     |     |            |       |       |            |   |            |
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Employee Stock Options|45.25   |7/16/|A   |V|150,000    |A  |(2)  |7/15/|Common Stock|150,000|       |150,000     |D  |            |
 (right to buy) NQO's |        |01   |    | |           |   |     |11   |            |       |       |            |   |            |
(2)                   |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Employee Stock Options|45.25   |7/16/|A   |V|150,000    |A  |(3)  |7/15/|Common Stock|150,000|       |150,000     |D  |            |
 (right to buy) NQO's |        |01   |    | |           |   |     |11   |            |       |       |            |   |            |
(3)                   |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1)  Granted under the DuPont Stock Performance
Plan.
(2) Options become exercisable in three equal annual installments beginning 7/16/02, provided the 120% hurdle is met; option shares may be used to satisfy tax withholding.
(3) Options become exercisable in five equal annual installments beginning 7/16/02, provided the 120% hurdle is met; option shares may be used to satisfy tax withholding.
SIGNATURE OF REPORTING PERSON
/s/ Dennis Zeleny by Mary E. Bowler
DATE
08/08/01